Exhibit l.5

[Letterhead of Eversheds Sutherland (US) LLP]

February 7, 2020

Oxford Lane Capital Corp.

8 Sound Shore Drive, Suite 255

Greenwich, CT 06830

Re:	Oxford Lane Capital Corp. Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as counsel to Oxford Lane Capital Corp., a Maryland corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form N-2 on June 6, 2018 (as amended from time to time, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the offer, issuance and sale from time to time pursuant to Rule 415 under the Securities Act of up to $500,000,000 in aggregate offering amount of (i) shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”); (ii) shares of the Company’s preferred stock, par value $0.01 per share (the “Preferred Stock”); (iii) subscription rights representing the right to purchase shares of Common Stock; and (iv) debt securities (collectively, the “Securities”). The Registration Statement provides that the Securities may be issued from time to time in amounts, at prices, and on terms to be set forth in one or more supplements to the final prospectus included in the Registration Statement at the time it becomes effective. We have also acted as counsel to the Company in connection with the preparation and filing by the Company with the Commission of a registration statement on Form N-2 pursuant to rule 462(b) (the “462(b) Registration Statement”) of the Securities Act to register an additional 670,834 shares of Preferred Stock.

This opinion letter is rendered in connection with the issuance and sale of up to 3,500,000 shares (or up to 4,025,000 shares if the Underwriters’ (as defined below) overallotment option is exercised in full) of the Company’s 6.25% Series 2027 Term Preferred Stock (the “Shares”), described in the prospectus supplement, dated as of February 5, 2020, filed with the Commission pursuant to Rule 497 under the Securities Act (the “Prospectus Supplement”). The Shares are being sold by the Company pursuant to an underwriting agreement, dated as of February 5, 2020, by and among the Company, Oxford Lane Management, LLC, and Oxford Funds, LLC, on the one hand, and Ladenburg Thalmann & Co. Inc., as representative of the several underwriters named therein (the “Underwriters”), on the other hand (the “Underwriting Agreement”).

Oxford Lane Capital Corp.

February 7, 2020

As counsel to the Company, we have participated in the preparation of the Registration Statement, the 462(b) Registration Statement and the Prospectus Supplement and have examined the originals or copies, certified or otherwise identified to our satisfaction as being true copies, of the following:

(i)	The Underwriting Agreement;

(ii)	The Articles of Amendment and Restatement of the Company, as amended by the (a) Articles of Amendment, dated January 31, 2020 and (b) Articles Supplementary thereto, dated as of February 6, 2020 (as further modified, amended and supplemented by Annex A, Annex B and Annex C thereto, the “Articles Supplementary”), certified as of a recent date by the State Department of Assessments and Taxation of the State of Maryland (“SDAT”);

(iii)	The Second Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

(iv)	The form of Preferred Stock certificate of the Company, certified as of the date hereof by an officer of the Company

(v)	A Certificate of Good Standing with respect to the Company issued by the SDAT as of a recent date; and

(vi)	The resolutions of the board of directors of the Company, or a duly authorized committee thereof, relating to, among other things, the authorization and approval of (i) the preparation and filing of the Registration Statement and 462(b) Registration Statement, (ii) the issuance, offer and sale of the Securities pursuant to the Registration Statement and 462(b) Registration Statement, (iii) the issuance, offer and sale of the Shares pursuant to the Registration Statement and 462(b) Registration Statement, (iv) the execution and delivery of the Underwriting Agreement, and (v) the execution and filing with SDAT of the Articles Supplementary pertaining to the Preferred Stock, certified as of the date hereof by an officer of the Company.

With respect to such examination and our opinion expressed herein, we have assumed, without any independent investigation or verification, (i) the genuineness of all signatures on all documents submitted to us for examination, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as conformed or reproduced copies and the authenticity of the originals of such copied documents, and (v) that all certificates issued by public officials have been properly issued. We also have assumed without independent investigation or verification the accuracy and completeness of all corporate records made available to us by the Company.

Oxford Lane Capital Corp.

February 7, 2020

As to certain matters of fact relevant to the opinion in this opinion letter, we have relied on certificates of officers of the Company and on the representations, warranties and covenants of the Company set forth in the Underwriting Agreement. We have also relied on certificates of public officials (which we have assumed remain accurate as of the date of this opinion). We have not independently established the facts, or in the case of certificates of public officials, the other statements, so relied upon.

The opinion set forth below are limited to the effect of the Maryland General Corporation Law, as in effect on the date hereof, and we express no opinion as to the applicability or effect of any other laws of such jurisdiction or the laws of any other jurisdictions. Without limiting the preceding sentence, we express no opinion as to any state securities or broker-dealer laws or regulations thereunder relating to the offer, issuance and sale of the Shares.

On the basis of and subject to the foregoing, and in reliance thereon, and subject to the limitations and qualifications set forth in this opinion letter, we are of the opinion that the Shares have been duly authorized for issuance and, when issued and paid for in accordance with the terms of the Underwriting Agreement and the Articles Supplementary, will be validly issued, fully paid and non-assessable.

The opinion expressed in this opinion letter is (i) strictly limited to the matters stated in this opinion letter, and without limiting the foregoing, no other opinions are to be inferred and (ii) only as of the date of this opinion letter, and we are under no obligation, and do not undertake, to advise the Company or any other person or entity either of any change of law or fact that occurs, or of any fact that comes to our attention, after the date of this opinion letter, even though such change or such fact may affect the legal analysis or a legal conclusion in this opinion letter.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Respectfully submitted,

/s/ EVERSHEDS SUTHERLAND (US) LLP